UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

UWHARRIE CAPITAL CORP

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Uwharrie Capital Corp

132 North First Street

Albemarle, North Carolina 28001

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE is hereby given that the Annual Meeting of Shareholders of Uwharrie Capital Corp (the “Company”) will be held as follows:

Place:	Virtual Meeting

Date:	Tuesday, May 28, 2024

Time:	10:00 a.m.

The purposes of the meeting are:

1.
To elect four (4) directors to three (3) year terms;
2.
To ratify the appointment of Forvis, LLP as the Company’s independent registered public accounting firm for 2024; and
3.
To transact such other business as may properly be presented for action at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 28, 2024:

We first mailed the Notice of Internet Availability of Proxy Materials to our shareholders on or about April 12, 2024. The Notice and Proxy Statement and the Company’s Annual Report on Form 10-K are available on the internet at www.proxyvote.com.

Special Note Regarding Remote Participation:

The Annual Meeting of Shareholders is being held solely by means of remote communication in a virtual-only format. We encourage each shareholder to take advantage of the ability to vote by proxy via internet, telephone, or mail, as instructed on the Notice of Internet Availability of Proxy Materials and the appointment of proxy. For more information, please see “Remote Participation” on page 1 of the accompanying proxy statement.

By Order of the Board of Directors

Tamara M. Singletary
Executive Vice President and Corporate Secretary

April 12, 2024

Uwharrie Capital Corp

132 North First Street

Albemarle, North Carolina 28001

704-982-4415

PROXY STATEMENT

Dated: April 12, 2024

ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Uwharrie Capital Corp (the “Company”) of appointments of proxy for use at the annual meeting of the Company’s shareholders (the “Annual Meeting”) to be held on May 28, 2024, at 10:00 a.m. by means of remote communication in a virtual-only format. The Company’s proxy solicitation materials are being made available on April 12, 2024 to shareholders of record as of March 25, 2024.

Internet Availability of Proxy Materials

We are providing proxy materials to our shareholders primarily via the internet, instead of mailing printed copies of those materials to each shareholder. By doing so, we save costs and reduce the environmental impact of the Annual Meeting. On or about April 12, 2024, we mailed a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) to our shareholders. The Internet Notice contains instructions about how to access our proxy materials and vote. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Internet Notice.

Remote Participation

The Annual Meeting will be held solely by means of remote communication via live video conference, in a virtual-only format. Even if you plan to attend the virtual meeting, we strongly encourage all shareholders to vote by proxy in advance of the meeting. To register to attend the virtual meeting, please contact our investor relations department by sending an email to investorrelations@uwharrie.com or by calling 704-982-4415 or 800-438-6864. Shareholders participating remotely will have the same rights as if they were attending the meeting in person, including the ability to vote shares during the meeting and ask questions using the online chat feature. We may exercise our discretion in selecting questions to be answered during the meeting and may not have time to respond to all questions submitted.

Voting of Proxies

Persons named in the appointment of proxy to represent shareholders at the Annual Meeting are Roger L. Dick, R. David Beaver, III and Christy D. Stoner (the “Proxies”). Shares represented by each appointment of proxy that is properly executed, returned and not revoked, will be voted in accordance with the directions contained therein. If no directions are given, such shares will be voted “FOR” the election of each of the four nominees for director named in Proposal 1 and “FOR” Proposal 2. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the Proxies will be authorized to vote for a substitute nominee. On such other matters as may come before the meeting, the Proxies will be authorized to vote in accordance with their best judgment.

Record Date

The close of business on March 25, 2024, has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record on the Record Date will be eligible to vote on the proposals described herein.

Voting Securities

The Company’s voting securities are the shares of its common stock, par value $1.25 per share, of which 20,000,000 shares are authorized and 7,114,718 shares were outstanding on March 25, 2024. There were approximately 2,451 record shareholders of the Company’s common stock on March 25, 2024. This number does not include shareholders for whom shares are held in “nominee” or “street” name.

The Company’s Articles of Incorporation also authorize the issuance of up to 10,000,000 shares of preferred stock, no par value, having such rights, privileges and preferences as the Board of Directors shall designate from time to time. As of March 25, 2024, there were no shares of the Company’s preferred stock outstanding.

Voting Procedures; Quorum; Votes Required for Approval

At the Annual Meeting, each shareholder will be entitled to one vote for each share of common stock held of record on the Record Date on each matter submitted for voting and, in the election of directors, for each director to be elected. Shareholders will not be entitled to vote cumulatively in the election of directors.

A majority of the shares of the Company’s common stock issued and outstanding on the Record Date must be present in person (virtually) or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present, in the case of Proposal 1 below, the four nominees receiving the greatest number of votes shall be elected. In the case of Proposal 2, for such proposal to be approved, the number of votes cast in favor of the proposal must exceed the number of votes cast against the proposal.

“Withhold” Votes, Abstentions and Broker Non-Votes

“Withhold” votes, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker non-vote occurs when a nominee holding shares in street name for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner.

Under New York Stock Exchange (“NYSE”) rules, Proposal 2, the ratification of the appointment of Forvis, LLP to serve as the Company’s independent registered public accounting firm for 2024, is considered a “routine” matter, which means that brokerage firms may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. However, Proposal 1, the election of directors, is a “non-routine” matter under NYSE rules, which means that brokerage firms that have not received voting instructions from their clients on this matter may not vote on this proposal.

With respect to Proposal 1, the election of directors, only “for” and “withhold” votes may be cast. Broker non-votes are not considered votes cast for the foregoing purpose and will therefore have no effect on the election of director nominees. “Withhold” votes will also generally have no effect on the election of director nominees.

With respect to Proposal 2, the ratification of the appointment of Forvis, LLP to serve as the Company’s independent registered public accounting firm for 2024, you may vote “for” or “against” this proposal, or you may “abstain” from voting on this proposal. Abstentions and broker non-votes are not deemed to constitute “votes cast” and, therefore, do not count either for or against approval of Proposal 2. As discussed above, because Proposal 2, the ratification of the appointment of Forvis, LLP to serve as the Company’s independent registered public accounting firm for 2024, is considered a “routine” matter, we do not expect any broker non-votes with respect to this proposal.

Revocation of Appointment of Proxy

Any shareholder who executes an appointment of proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of the Company either an instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and voting in person (virtually).

Expenses of Solicitation

The Company will pay the cost of preparing this Proxy Statement and soliciting proxies. Appointments of proxy also may be solicited personally, by mail, internet or telephone by the directors, officers and employees of the Company and its subsidiaries without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to beneficial owners.

Authorization to Vote on Adjournment and Other Matters

Unless the Secretary of the Company is instructed otherwise, by signing an appointment of proxy, shareholders will be authorizing the Proxies to vote in their discretion regarding any procedural motions that may come before the Annual Meeting. For example, this authority could be used to adjourn the Annual Meeting if the Company believes it is desirable to do so. Adjournment or other procedural motions could be used to obtain more time before a vote is taken in order to solicit additional appointments of proxy to establish a quorum or to provide additional information to shareholders. However, appointments of proxy voted against any one of the proposals will not be used to adjourn the Annual Meeting. The Company does not have any plans to adjourn the meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Hedging Policy

The Company has not adopted any practice or policy regarding the ability of our employees (including officers) or directors, or any of their designees, to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities.

Beneficial Ownership of Securities by Directors, Nominees and Executive Officers

As of April 8, 2024, no shareholder known to management beneficially owned more than 5% of the Company’s common stock, with the exception of Roger L. Dick.

The following table lists the individual beneficial ownership of the Company’s common stock as of April 8, 2024, by the Company’s current directors, nominees for director and named executive officers, and by all current directors, nominees, and executive officers of the Company as a group. Current directors, nominees and executive officers as a group beneficially owned 11.41% of the Company’s common stock on such date.

	Amount and Nature
	of Beneficial		Percent of
Name of Beneficial Owner	Ownership(1)(2)		Class

Merlin Amirtharaj	4,267		*

Aaron D. Bates	1,025		*

R. David Beaver, III	56,023	(3)	*

Dean M. Bowers	8,783	(4)	*

James O. Campbell	6,905		*

Vanessa O. Chambers	1,811		*

Roger L. Dick	407,220	(5)	5.73

Tara G. Eudy	3,730		*

Deidre B. Foster	3,208		*

Allen K. Furr	9,101	(6)	*

Cynthia B. Hanson	1,363		*

Matthew R. Hudson	3,208		*

Mary N. Klauder	8,409		*

Matthew D. McAulay	1,057		*

Wesley A. Morgan	6,048		*

Chris M. Poplin	8,741		*

Frank A. (Alex) Rankin, III	49,151		*

Vernon A. Russell	10,515	(7)	*

S. Todd Swaringen	3,912		*

Jeffrey L. Trout	12,976		*

All current directors, nominees and executive officers as a group (26 persons)(8)	810,448		11.41%

* Less than 1% of outstanding shares.

(1)
Except as otherwise noted, to the best knowledge of management of the Company, the individuals named or included in the group above exercise sole voting and investment power with respect to all shares shown as beneficially owned. The calculations of the percentage of class beneficially owned by each individual and the group are based on a total of 7,103,003 shares outstanding on April 8, 2024. As of such date, none of the identified individuals owned any stock options entitling the option holder to acquire shares of Company common stock.
(2)
Includes shares over which the named individual shares voting and investment power as follows: Mrs. Amirtharaj – 4,267 shares; Mr. Beaver – 32,750 shares; Mrs. Chambers – 1,811 shares; Mrs. Foster – 3,208 shares; Mr. Furr – 3,503 shares; Mr. Hudson – 3,208 shares; Mr. McAulay – 1,057 shares; Mr. Poplin – 8,741 shares.
(3)
Includes 19,501 shares held by the Uwharrie Capital Corp Supplemental Executive Retirement Plan for the benefit of R. David Beaver, III, with respect to which Frank Rogers Brafford, II, serves as trustee. Mr. Beaver does not have the power to vote these shares or direct their distribution.
(4)
Includes 1,028 shares held by Mr. Bowers’s adult child.
(5)
Includes 307,862 shares held by the Uwharrie Capital Corp Supplemental Executive Retirement Plan for the benefit of Roger L. Dick, with respect to which Frank Rogers Brafford, II, serves as trustee. Mr. Dick does not have the power to vote these shares or direct their distribution.
(6)
Includes 220 shares held by Mr. Furr’s spouse and 8 shares held by his spouse as custodian for a minor daughter.
(7)
Includes 2,341 shares held by Mr. Russell’s spouse.
(8)
Includes the beneficial ownership of six additional executive officers not listed in the table.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

The Company’s Bylaws currently provide for a Board of Directors composed of not less than twelve nor more than twenty-one members divided into three classes of directors who are elected to staggered terms of three years. The Board of Directors has set the number of directorships at fifteen. The Board of Directors has nominated the four persons named in the following table for election by shareholders at the Annual Meeting as directors of the Company, each to serve for the term of office indicated or otherwise until their respective successors are duly elected and qualified.

Name and Age	Length of Term	Position with Company	Year First Elected	Principal Occupation and Business Experience for the Past Five Years
Three-Year Terms:
Dean M. Bowers (55)	3 years	Director	2018	Regional Sales Manager and Co-Owner, Quality Equipment, LLC, Albemarle, NC (a John Deere equipment dealership)

Deidre B. Foster (52)	3 years	Director	2019	Community and Church Leader, Charlotte, NC

Allen K. Furr (45)	3 years	Director	2018	Secretary and Treasurer, PEJA, Inc., DBA East Albemarle Xpress Lube, Albemarle, NC (an automotive service business)

S. Todd Swaringen (47)	3 years	Director	2010	Partner, Beane Swaringen & Company, PLLC, Albemarle, NC (certified public accountants)

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES NAMED IN PROPOSAL 1 ABOVE.

Incumbent Directors

The Company’s current Board of Directors includes eleven directors whose terms will continue after the Annual Meeting. The following table contains information about those eleven incumbent directors.

Name and Age	Current Term Expires	Year First Elected	Principal Occupation and Business Experience for the Past Five Years

Merlin Amirtharaj (65)	2026	2019	Retired; previously, Associate Vice President of the School of Business and Technology, Stanly Community College, Albemarle, NC

Mary N. Klauder (45)	2026	2023

Senior Director of Financial Planning & Analysis, Sonesta International Hotels Corporation, Newton, MA (2022–present); Director of Budgeting & Planning, Monarch, Inc., Albemarle, NC (healthcare provider) (2020–2022); Senior Director of Financial Planning & Analysis, Extended Stay America, Inc., Charlotte, NC (2012–2020)

Matthew D. McAulay (41)	2026	2023	Senior Director, Crown Advisors, Charlotte, NC (an executive search firm) (2020–present); Founder/Manager, Steelhead Search, LLC, Charlotte, NC (executive search business) (2018–2020)

Wesley A. Morgan (55)	2026	2018	General Manager, Rolling Hills Gin, LLC, New London, NC (a cotton ginning operation)

Frank A. Rankin, III (68)	2026	2003	Special Projects Manager, Concord Engineering & Surveying, Inc. (CESI), Concord, NC; previously, Chair, Board of Directors (CESI) and President (CESI)

Aaron D. Bates (38)	2025	2023	Attorney and Owner, Bates Law Firm, PLLC, Wadesboro, NC

Vanessa O. Chambers (70)	2025	2022	Community Outreach Advocate and Minister, New London, NC

Cynthia B. Hanson (62)	2025	2022	Owner and Operations Manager, CK Select, LLC, Concord, NC (a real estate company)

Matthew R. Hudson (46)	2025	2019	General Manager and Vice President, Hudson Pool Distributors, Inc., New London, NC

Chris M. Poplin (60)	2025	2019	Chief Investment Officer and Chief Operating Officer, Faison Enterprises, Inc., Charlotte, NC (a private real estate investment firm)

Vernon A. Russell (67)	2025	2003	Attorney and Owner, Vernon A. Russell, Attorney at Law, PLLC, Concord, NC (March 2019-Present); previously, Principal and Partner, Plummer Russell & Plummer, PLLC (a law firm)

In the table above, the year first elected indicates the year in which each individual was first elected a director of Uwharrie Bank or its predecessors, or the Company, as applicable, and does not reflect any break(s) in tenure.

Qualifications of Directors

A description of the specific experience, qualifications, attributes, or skills that led to the conclusion that each of the nominees and current directors should serve as a director of the Company is presented below. Each of the Company’s directors also serves as a director of the Company’s subsidiary, Uwharrie Bank.

Merlin Amirtharaj

Mrs. Amirtharaj started her career at Stanly Community College, Albemarle, NC, in 1988 as an adjunct instructor. She later advanced to Program Head, Department Head, Associate Dean, Dean, and retired as an Associate Vice President of the School of Business and Technology in July of 2018. Prior to joining Stanly Community College, she was a software programmer/analyst at Knowledgeable Solutions, Inc. in Monroe, NC.

She graduated with a Bachelor of Science Degree from the University of Kerala, India. Upon moving to the United States, she obtained an Associate in Arts Degree in Business Computer Programming. During this time, she was active in Phi Beta Lambda, business organization and served as an officer. In 1992, she graduated from Pfeiffer College (University) with a Master’s Degree in Business Administration with a concentration in Finance. In 2002, she obtained a Master’s Degree in Management Information Systems from Bellevue University. During her tenure at Stanly Community College, she also held several Novell and Microsoft certifications.

Mrs. Amirtharaj also served as Faculty Senate Chair, Chair of several Southern Association of Colleges and Schools Commission on Colleges (SACSCOC) sub-committees. She was a member of the North Carolina Computer Instruction Association and served on the leadership team for several years and was responsible for hosting the North Carolina Computer Instruction Conference at Stanly Community College with 280 attendees. She served as a co-advisor of Phi Beta Lambda for over 20 years, was involved with the Health and Wellness Program at Stanly Community College, and was involved in start-ups of several programs at the college to keep up with the demands of the community. She served as an advisory board member for the Accounting and Business Department at the college.

In years past, she has served on the former Stanly Memorial Hospital Board, the Stanly County Arts Council and the Albemarle Downtown Development Corporation Board. She is currently the Vice Chair of Stanly County Community Foundation Committee and the Chair of its Grants Sub-Committee. Mrs. Amirtharaj is an active member of Main Street United Methodist Church of Albemarle.

Mrs. Amirtharaj has extensive experience in education, leadership, business and technology.

Aaron D. Bates

Aaron Bates has been a practicing attorney in Anson County since 2010. Mr. Bates moved to Anson County upon finishing law school and began practicing law with Clodfelter Law Office, PLLC. In 2015, he opened Bates Law Firm, PLLC where he continues to practice law.

Mr. Bates was raised in Welcome, North Carolina where he graduated from North Davidson High School in 2003. He attended UNC Chapel Hill where he earned a double major in economics and political science in 2007. He graduated summa cum laude from North Carolina Central School of Law in 2010. During his time at North Carolina Central School of Law he served as senior editor on law review and participated in the North Carolina Driver’s License Restoration Project. He is active in his community and has previously served as chair for the Anson County Chamber of Commerce.

Mr. Bates has extensive experience in civil and criminal litigation.

Dean M. Bowers

Mr. Bowers has over thirty years of experience in the agricultural equipment industry. He is the Regional Sales Manager/Co-Owner of Quality Equipment, LLC. Quality Equipment, LLC is a farm equipment retail business selling John Deere farm equipment, irrigation equipment and precision agricultural equipment with thirty-six locations throughout North Carolina, South Carolina and Virginia. He is currently Chairman of the Board of Directors for Quality Equipment, LLC.

He graduated from Appalachian State University, Boone, NC, with a dual degree in Marketing and Management. An avid ASU supporter, Mr. Bowers has served on the Appalachian Corporate Council and the ASU Alumni Council.

He was an integral member of the advisory board to create an accredited Agricultural Systems Technology program at Wake Tech. He has served on the Board of Adjustments for the City of Albemarle and was a member of the Church Council for First Lutheran Church of Albemarle.

Mr. Bowers has extensive experience in the agriculture industry and business management.

James O. Campbell

Mr. Campbell, age 67, is a native of Concord, NC, graduating from Concord High School and the University of North Carolina at Chapel Hill where he received a Bachelor of Science in Business Administration. He began his professional career in 1979 with Timberline Software Corporation, a developer of application software for the construction and real estate industries, and was appointed Vice President of Sales in 1996. The company was purchased in 2003 by Sage Software, and Mr. Campbell continued in his senior management role there until 2005, when he became President of CIS Consulting Group, Inc. in Charlotte, NC. In 2010, CIS was acquired by Viewpoint Construction Software, where he was employed as Channel Sales Manager.

In 2016, Mr. Campbell joined AvidXchange, Inc., a provider of on-demand accounts payable management and automated payment solutions, as Vice President of Construction Sales in Charlotte, NC. He retired from AvidXchange in January of 2024.

Mr. Campbell is a Lifetime Honorary Board Member of the Boys and Girls Club of Cabarrus County, having served in several leadership capacities there and at his church, Central United Methodist in Concord, NC.

Mr. Campbell has extensive experience in the technology industry and in business management. Mr. Campbell serves as Chair of the Company’s Audit Committee.

Vanessa O. Chambers

Mrs. Chambers is actively involved in the ministry and serves as a Community Outreach Advocate and Minister. She obtained her Diploma in Biblical Studies Degree from TCIF, Inc. Bible College in 2019.

Mrs. Chambers currently works as an in-home private duty Certified Nursing Assistant and has a number of years’ experience in the medical field. She holds her Med Techs licensure, as well as Certified Nursing Assistant I, Certified Nursing Assistant II certifications, and is CPR certified. She obtained a certification for Preceptor for Assisted Living Administrators for the State of North Carolina in 2019. In previous years, Mrs. Chambers held the position of Administrator at Carebridge Assisted Living, America Living Centers and Willow Ridge Assisted Living, and worked for several local assisted living facilities in Albemarle including Britthaven, Woodhaven Court and Spring Arbor. She is a former Co-Owner, Administrator and Marketing Director of a family care home in New London, North Carolina.

Mrs. Chambers earned the degree of Certificate in Business Administration – Human Resource Management from Stanly Community College in 2002. Other hobbies include ownership and management of an event planning business where she assists clients with planning, preparing and decorating for weddings and parties.

Mrs. Chambers has experience in small business management.

Tara G. Eudy

Ms. Eudy, age 57, is Owner and President of Carolina Title Company, Inc., Wadesboro, NC, which is an issuing agency providing title insurance policies for both residential and commercial transactions. Carolina Title has been a locally owned and operated independent agency since its inception in 1995 and is an issuing agent for three national underwriters: Chicago Title Insurance Company, First American, and Commonwealth Land Title in North Carolina and Chicago Title in South Carolina.

Ms. Eudy is a Paralegal, a North Carolina Title Insurance Underwriter, and a member of the North Carolina Bar Association Real Property Section. Ms. Eudy has served on the North Carolina Land Title Association Board and is past Chairwoman, past Treasurer, past Secretary and past Vice Chairwoman. Ms. Eudy has served on the North Carolina Bar Association Real Property Section Council. She is also active in the Friends of Scouting Campaign Committee for Anson

County, having served as its Chairwoman for two years. She previously served on the Anson County Chamber of Commerce Board, where she served as past Chairwoman, and the Anson County Hospital Foundation Board. She has also coached girls’ softball with Anson Parks & Recreation for numerous years.

She previously served as Vice Chair and Chair of the Board of Directors of Uwharrie Bank’s predecessor for two years each. She also served as Vice Chair and Chair of the Uwharrie Capital Corp and Uwharrie Bank Boards of Directors for two years each. She previously served as a member of the Company’s Audit Committee.

Ms. Eudy has extensive experience in business management.

Deidre B. Foster

Mrs. Foster is an experienced board member with a demonstrated history of working as an executive in the Human Resources and Banking industry with Financial Services and Global Markets expertise.

Mrs. Foster plays a very active leadership role in Forest Hill Church in Charlotte, NC. She is an ordained Elder and has served as the Chairman of the Council of Elders. In addition, Mrs. Foster has served as Chair of the Finance and Risk Management Committee and also held the position of an ordained Deacon.

Mrs. Foster served on the Board of Directors for KinderMourn, a Charlotte, NC based non-profit which provides hope for bereaved parents, grieving children and teens by offering support and counseling from 2009 to 2023. During her time with KinderMourn, Mrs. Foster served as Chairman of the Board from 2013 to 2020, Vice Chairman, Finance Chair, Secretary and Nomination Chair.

Previously, Mrs. Foster has held board positions on Moments of Hope, Seeds of Hope and Loaves and Fishes, all Charlotte, NC based non-profits.

Prior to her focus on church and community work, Mrs. Foster served as a Human Resources executive with Wells Fargo. She most recently held the positions of Head of Human Resources for the Commercial Bank and Head of Human Resources for the Global Fixed Income and Global Capital Markets businesses.

Mrs. Foster earned a Bachelor of Science degree in Business Administration from the University of North Carolina at Chapel Hill where she was recognized as one of three outstanding seniors in a graduating class of approximately 5,000.

Allen K. Furr

Mr. Furr is Secretary and Treasurer of PEJA, Inc., DBA East Albemarle Xpress Lube, a family-owned automotive service business in Albemarle, NC, since 2013. Mr. Furr is a former Senior Vice President of Uwharrie Bank from 2002 until 2013, having worked in various areas of the bank with the majority of his experience being in commercial lending. Mr. Furr holds a NC Life, Accident and Health insurance license.

Mr. Furr is a graduate of North Carolina State University with a Bachelor of Science degree in Textile Management. He is also a graduate of the North Carolina Bankers Association School of Banking and the Stanly County Chamber of Commerce’s Leadership Stanly program. He is a member of Stanly County Habitat for Humanity Board of Directors and the treasurer for the Board of Directors for the John P. Murray Community Care Clinic.

Mr. Furr has extensive experience in banking and small business management. Mr. Furr serves as a member of the Company’s Audit Committee.

Cynthia B. Hanson

Mrs. Hanson is the Owner and Operations Manager of CK Select, LLC, a local real estate company, located in Concord, North Carolina. She obtained her North Carolina Real Estate Broker license in 2004 and has owned and operated CK Select LLC since 2008.

Mrs. Hanson is a graduate of Chantilly High School in Chantilly, Virginia. Her personal mission is to be a positive influence on her family, friends and community, and she believes in treating everyone with respect and dignity. Mrs. Hanson has a passion for community involvement particularly in areas of fair and affordable housing, food insecurities and better education, and is an avid supporter of the Mount Pleasant Tigers.

Mrs. Hanson is active within her community as a member of the Concord United Way Committee, Cabarrus Chamber of Commerce, Cabarrus Housing Collaborative, National Realtor Association and Central Carolinas Association of Realtors. She is a graduate of Concord 101, which is a local educational course for residents to learn more about the City of Concord’s government, operations and history. She is also a certified Senior Real Estate Specialist and is certified in short sales and foreclosures. Mrs. Hanson also holds certifications for C2EX (Commitment to Excellence and highest professional standards), NAR e-Pro, NC Housing Workforce Housing Foundation and At Home with Diversity. She is an active volunteer and contributor to many local charities including 1 Can Purple Heart Homes, Valentine Cards for Vets and Seniors, BSA and Pink Pals.

Mrs. Hanson has extensive experience in real estate and small business management.

Matthew R. Hudson

Mr. Hudson is General Manager and Vice President of Hudson Pool Distributors, Inc., New London, NC, a family-owned wholesale swimming pool supply distributor. He has been employed with the family business since 1996 and has served as General Manager since 2010 and Vice President since 2017. Hudson Pool Distributors has been in operation since 1973 and is the largest single warehouse distributor of pools and spas in the Southeast, serving pool construction companies and pool retail stores. Mr. Hudson is a native of and resides in Stanly County.

Mr. Hudson has extensive experience in small business management and civic involvement in Stanly County.

Mary N. Klauder

Mrs. Klauder is currently the Senior Director of Financial Planning and Analysis of Sonesta International Hotels Corporation, a global hospitality company that provides hotel management and franchising services with a portfolio of over 1,200 hotel properties. She has held similar roles at a publicly traded integrated hotel owner and operator with total annual revenues of $1.2 billion and at a 501(c)(3) organization which provides a broad array of services and supports for individuals with intellectual and developmental disabilities, mental illness and substance use disorders in North Carolina. Prior to these roles, Mrs. Klauder held leadership roles in technical accounting and financial reporting for entities in related industries, including with and for several Securities and Exchange Commission (SEC) registrants. She began her career in Audit and Advisory services with Ernst & Young, LLP in 2001.

Mrs. Klauder is a graduate of Wake Forest University in Winston-Salem, North Carolina and holds Bachelor of Science and Master of Science degrees in Accountancy. She is a Certified Public Accountant in North Carolina (currently inactive). She is the co-founder of Girls on the Run Union County and a member of St. Luke’s Episcopal Church in Salisbury, NC.

Mrs. Klauder possesses diverse, multi-industry experience in business, finance, financial planning, accounting and management. Mrs. Klauder serves as a member of the Company’s Audit Committee.

Matthew D. McAulay

Mr. McAulay is a Senior Director at Crown Advisors, a national retained executive search firm dedicated to serving the real estate, capital markets, construction, and related financial industries. Founded in 1996, Crown Advisors provides executive recruiting services to clients focused exclusively on commercial real estate, including investors, developers, operators, and service providers. Mr. McAulay has successfully completed searches ranging from mid- and senior-level acquisition, development, asset management, and capital raising professionals through the C-suite. He obtained his North Carolina Real Estate Broker license in 2005 and is a current member of the National Multifamily Housing Council (NMHC) and Pension Real Estate Association (PREA).

Mr. McAulay is a native of Charlotte, NC, and earned his bachelor’s degree in economics from the University of North Carolina at Chapel Hill in 2005. He began his career in commercial real estate brokerage as a Leasing and Sales Associate with Bissell Patrick, LLC.

In 2009, Mr. McAulay was recruited to CBRE Group Inc. (NYSE:CBRE), a global commercial real estate services and investment company. As a founding member of the Carolinas Multihousing Group, Mr. McAulay focused on financial analysis and institutional investment sales for all apartment products ranging from $10 million to $100 million throughout North and South Carolina. Over a period of less than four years, he successfully brokered over $1 billion of multifamily transactions.

In 2013, Mr. McAulay joined his father, Al McAulay, as a Search Consultant at The McAulay Smith Firm, a retained executive search firm that recruits for mid- to senior-level executives and management positions for clients ranging from local private companies to Fortune 50 corporations across a variety of industries.

Following his father’s retirement, Mr. McAulay established his own retained executive search business, Steelhead Search, LLC, in 2018 and ran that practice until he was recruited to Crown Advisors in 2020.

Mr. McAulay is an active member of Myers Park Presbyterian Church, Charlotte, NC and currently serves on the Security Committee and Renovation Committee. He is a former Board Member of the Myers Park Presbyterian Church Weekday School. Mr. McAulay has been an active alumnus of Charlotte Country Day School and formerly served as the President of the Alumni Council and Co-Chair of the Alumni Annual Fund for two years.

Mr. McAulay has significant experience in executive search and recruiting, talent management, compensation, real estate, capital markets, and leadership.

Wesley A. Morgan

Mr. Morgan is the General Manager and part owner of Rolling Hills Gin, LLC, New London, NC. This business is a family-owned cotton ginning facility that serves the needs of cotton farmers in Stanly County as well as over seven surrounding counties. Mr. Morgan has served as General Manager since 1996 when the gin was built as a state-of-the-art facility that has been a valuable asset to the farming community.

Mr. Morgan started his career at Piedmont Diesel Service in Albemarle where he worked from 1987 to 1996 as Office Manager and Diesel Pump Technician before leaving to help his family build the cotton gin.

Mr. Morgan graduated top of his class at King’s College, Charlotte, NC, in the Accounting Program in 1987. He has served on the Stanly County Chamber of Commerce Board of Directors. He currently serves on the Stanly County Economic Development Commission as well as School Board President of Christ the King Christian Academy. He is also the current Chairman of Southeastern Cotton Ginners and President of the National Cotton Ginners Association.

Mr. Morgan attends Kendalls Baptist Church with his wife.

Mr. Morgan has extensive experience in the agriculture industry and business management.

Chris M. Poplin

Mr. Poplin has been employed since 1990 with Charlotte-based Faison Enterprises, Inc., a private real estate investment firm. He currently serves as its Chief Investment Officer and Chief Operating Officer. He previously worked two years for Pete A. Harward & Associates, Albemarle, NC, as an accountant and two years with Ernst & Whinney, Charlotte, NC, as an audit and tax accountant.

Mr. Poplin earned a Bachelor of Science degree in Accounting from the University of North Carolina at Charlotte.

He is a native of and resides in Stanly County. Mr. Poplin is active with St. Martin’s Lutheran Church, Albemarle, NC. He currently serves as the Vice Chair for Community Real Property Holdings, Inc. and Community Investments Foundation, both supporting organizations of Foundation For The Carolinas.

Mr. Poplin has extensive experience in real estate and business finance. Mr. Poplin serves as a member of the Company’s Audit Committee.

Frank A. Rankin, III

Mr. Rankin has over 40 years of experience working both in civil engineering and in land surveying within the land development services industry. Mr. Rankin was the first full-time employee of Concord Engineering & Surveying, Inc. (CESI), starting part-time with the newly chartered firm in 1978. As the firm grew, Mr. Rankin was quickly exposed to aspects of many types of surveying, and was able to hone his civil engineering skills based on in-the-field experiences working with contractors to build sites designed by both CESI and others.

In 1983, Mr. Rankin became an equity owner of the firm and was given the role of Vice President, while at the same time continuing to actively supervise surveying and civil engineering projects. Mr. Rankin became President in 1998 and began to concentrate on management and administrative duties. In 2018, Mr. Rankin stepped down as President of the firm, sold his equity interest in CESI back to the company, continues as an employee, and currently serves as Special Projects Manager.

Mr. Rankin is a life-long resident of Cabarrus County and has been active in many community issues during his professional career. Mr. Rankin is a past Chair of the Cabarrus Regional Chamber of Commerce, a past Chair of the Coltrane Life Center, a founder and past Chair of Uwharrie Bank’s predecessor, an initial board member of Uwharrie Bank, and a past Chair of the Concord Rotary Club. He has served on the Cabarrus Board of Health, on the Board of Directors for the North Carolina Society of Surveyors, has twice been President of the Concord Downtown Development Corporation Board, served from 2001 until 2015 on the North Carolina Workforce Development Commission, is a former member of and past Chair of the Governing Board of the Carolina Thread Trail, is a Senior Fellow of the American Leadership Forum, was reappointed in 2022 to the North Carolina Land Records Advisory Committee of the NC Secretary of State, and served from January 2018 until November 2021 as Chair of the NC Geographic Information Coordinating Council, along with service to many other organizations.

Mr. Rankin earned a Bachelor of Science in Biological and Agricultural Engineering from North Carolina State University, Raleigh, NC. He holds Professional Engineer and Professional Land Surveyor registrations in North Carolina and numerous other states.

Mr. Rankin has extensive experience in small business management and civic involvement in Cabarrus County.

From 2018 until 2020 Mr. Rankin served as Chair of the Board of Directors for Uwharrie Capital Corp and Uwharrie Bank. Mr. Rankin serves as a member of the Company’s Audit Committee.

Vernon A. Russell

Vernon A. Russell has been a practicing attorney for more than 40 years and is the current Owner of Vernon A. Russell, Attorney at Law, PLLC in Concord, Cabarrus County, North Carolina. Prior to his current legal practice, Mr. Russell was a principal and partner in the law firm of Plummer Russell & Plummer, PLLC, a general practice firm located in Concord, Cabarrus County, North Carolina for 30 years.

Mr. Russell earned a Bachelor of Arts in Public Administration from North Carolina Central University (cum laude 1978) and a Juris Doctor from the University of North Carolina School of Law, 1981.

Mr. Russell has been a leader in the legal community for many years, serving on the Board of Community Corrections, The Indigent Defense Services Committee, The North Carolina Academy of Trial Lawyers (county captain), the Disciplinary Hearing Committee of the North Carolina State Bar and a lecturer and presenter on a variety of legal subjects.

In addition to serving the legal community, Mr. Russell has been involved in many civic activities. He is a member of the Omega Psi Phi Fraternity, Incorporated. He serves on the Board of the Cabarrus County Community Foundation. He previously served on the Cabarrus County Board of Health, Cabarrus County Schools Blue Ribbon Committee, The Barber Scotia College Board of Trustees (two terms as Chairperson, Chair of the Finance Committee and general counsel), The Northeast Hospital Foundation Board and a past Chair of the Cabarrus Bank and Trust Board of Directors (a predecessor of Uwharrie Bank). Mr. Russell currently serves as Chair of the Uwharrie Bank and Uwharrie Capital Corp Boards of Directors.

Mr. Russell has extensive experience in civil and criminal litigation. Mr. Russell also serves as a member of the Company’s Audit Committee.

S. Todd Swaringen

Mr. Swaringen is a Certified Public Accountant and partner with Beane Swaringen & Company, PLLC. He joined Cynthia H. Beane, CPA, in 1998 as a staff accountant and became a partner in the firm in January of 2006. The firm currently operates offices in Albemarle and Locust, NC, serving tax and accounting needs for small businesses, individuals, not-for-profit entities, estates and trusts. During peak times, the staff includes twelve, five of whom are certified public accountants.

Mr. Swaringen earned a Bachelor of Science degree in accounting from the University of North Carolina at Wilmington. He is a member of the American Institute of Certified Public Accountants and the North Carolina Association of Certified Public Accountants.

Mr. Swaringen is past Chairman of the Stanly County Chamber of Commerce, past Vice Chairman of the Stanly County Schools Board of Education, and member of the Albemarle Rotary Club. He is past Chairman of the United Way of Stanly County Board of Directors. He also is a former member of the Stanly Community College Board of Trustees. He currently serves on the Stanly County Family YMCA Board of Directors and also serves as Chair of Stanly Health Foundation. Mr. Swaringen is also an active member of his church.

He has extensive experience in personal and business income taxation. He enjoys working with his clients both to navigate existing tax law and to update them on new legislation that could impact their future returns.

Mr. Swaringen currently serves as Vice Chair for the Uwharrie Bank and Uwharrie Capital Corp Board of Directors. Previously he served as Chair of the Company’s Audit Committee and currently serves as a member, designated as the financial expert.

Director Independence

Each member of the Company’s Board of Directors and each nominee for election to the Board is “independent” as defined by NASDAQ listing standards and by the rules and regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), with the exception of Messrs. Furr, Rankin, and Swaringen, each of whom is independent under NASDAQ listing standards but is not independent under SEC Rule 10A-3(b). The Company concluded that these individuals would not be considered to be independent for purposes of SEC Rule 10A-3(b) due to transactions conducted at arm’s length between Uwharrie Bank and entities affiliated with these individuals. These transactions were executed in the ordinary course of business for amounts that are not material to the Company’s financial statements.

Although the Company’s securities are not listed on NASDAQ, the Board uses NASDAQ’s definition of independence in determining whether or not a director or nominee for director is independent. In making this determination, the Board considered any material insider transactions between directors or nominees for director and the Company or its subsidiaries. All such transactions were conducted at arm’s length upon terms no less favorable than those that would be available from an independent third party for comparable transactions.

Director Relationships

No director is, nor has been in the last five years, a director of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Meetings and Committees of the Board of Directors

The Board of Directors of the Company held twelve regular meetings during 2023. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and of any committees on which he or she served.

It is the policy of the Company that directors attend each annual meeting and any special meetings of the Company’s shareholders. Seventeen of the Company’s twenty directors then in office attended the 2023 annual meeting of shareholders.

The Company’s Board of Directors has several standing committees, including a Human Resources and Compensation Committee, a Nominating Committee and an Audit Committee. During 2023, the full Board of Directors served as the Human Resources and Compensation Committee and the Nominating Committee.

Human Resources and Compensation Committee. The full Board of Directors currently serves as the Human Resources and Compensation Committee. All members of the Human Resources and Compensation Committee are independent directors as defined by NASDAQ listing standards. The Human Resources and Compensation Committee reviews the compensation process for the Company and its subsidiaries to ensure it is consistent with corporate and board policy. The Human Resources and Compensation Committee serves as the catalyst for the development of compensation-related recommendations for all officers of the Company and its subsidiaries and meets with representatives of the Company and each subsidiary to develop recommendations and input into the overall budget process for the Company. During 2023, the entire Board of Directors served as the Human Resources and Compensation Committee and therefore the committee did not meet independently.

When the entire Board is not serving as the Human Resources and Compensation Committee, the committee meets on an as-needed basis to review the salaries and compensation programs required to attract and retain the Company’s executive officers and those of its subsidiaries. The Committee participates in the budget process by recommending salary levels for executive and senior officers to be approved by the respective Boards of Directors of the Company and its subsidiaries. The Committee makes recommendations to each of the Boards of Directors regarding the compensation of executive and senior officers with the respective Boards of Directors ultimately determining such compensation. The salary of each of the Company’s executive and senior officers is determined based upon the officer’s experience, managerial effectiveness, contribution to the Company’s overall profitability, maintenance of regulatory compliance standards and professional leadership. The Committee also compares the compensation of the Company’s executive and senior officers with compensation paid to executives of similarly situated bank holding companies, other businesses in the Company’s market area and appropriate state and national salary data. The Human Resources and Compensation Committee has adopted a formal charter, which is included as Exhibit A to this proxy statement.

Nominating Committee. During 2023, the full Board of Directors served as the Nominating Committee. All members of the Nominating Committee are independent directors as defined by NASDAQ listing standards. The full Board recommended the two new nominees for election and four nominees for re-election to the Board of Directors at the 2023 Annual Meeting. During 2023, the Nominating Committee did not meet independently. The full Board of Directors is serving as the Nominating Committee in 2024 and approved the four nominees for re-election to the Board as described in this proxy statement.

The Company does not have a formal diversity policy in effect relative to the director nomination process; however, the Nominating Committee considers diversity of race, gender, national origin, professional experience, skill, education, differences of viewpoint, leadership and involvement in the community, and other individual qualities and attributes that contribute to board heterogeneity. Since the Company’s inception, its rotating Board of Directors has been comprised of persons with varied expertise who represent the different constituents and needs for financial services of the communities we serve. The Nominating Committee actively seeks individuals who the Committee determines meet such criteria and standards for recommendation to the Board as nominees.

Nominations for election to the Board of Directors by shareholders for the 2025 annual meeting should be submitted in writing to the Chief Executive Officer, President or Secretary of the Company by December 1, 2024, and should be accompanied by a statement of each candidate’s qualifications and willingness to serve as a director. In order to stand for election to the Board of Directors, nominees must be in compliance with the Company’s Policy Statement and Guidelines for Uwharrie Capital Corp Stock Ownership by Directors. A copy of the Policy Statement may be obtained free of charge upon written request made to the Secretary of the Company. In addition to satisfying the foregoing requirements, to comply with the SEC’s “universal proxy” rules, shareholders who intend to solicit proxies in support of director nominees must include the additional information required by SEC Rule 14a-19(b). The Nominating Committee has adopted a formal charter, which is included as Exhibit B to this proxy statement.

Audit Committee. The audit committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The current members of the Audit Committee are James O. Campbell – Chair, Allen K. Furr, Mary N. Klauder, Chris M. Poplin, Frank A. Rankin, III, Vernon A. Russell and S. Todd Swaringen. The members of the Audit Committee are “financially literate” under applicable standards and, with the exception of Messrs. Furr, Rankin and Swaringen, each member of the Audit Committee is “independent” under applicable standards. For additional information, see “Director Independence” above. The Board of Directors has determined that S. Todd Swaringen meets the requirements of the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles (“GAAP”) and financial statements; (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the reporting company’s financial statements, or experience actively supervising people engaged in such activities; (iv) an understanding of internal control over financial reporting; and (v) an understanding of audit committee functions.

The Audit Committee met five times during 2023. The Report of the Audit Committee is included on page 31 of this proxy statement. The Audit Committee has adopted a formal charter, which is included as Exhibit C to this proxy statement.

Board Leadership Structure and Role in Risk Oversight

The Company’s Board of Directors comprises three classes of directors serving staggered three-year terms and includes several standing committees, the responsibilities and membership of which are described above. The Chairperson of the Board is a rotating office and overall terms of directors are subject to term limits. The Company’s Chief Executive Officer is not a member of the Board of Directors. The Company has determined that this leadership framework is appropriate given the Company’s organizational structure, core values and the business activities of its subsidiaries.

Under North Carolina law, the Board of Directors is responsible for managing the business and affairs of the Company, including the oversight of risks that could affect the Company.

Although the full board has responsibility for the general oversight of risks, it primarily conducts its risk oversight function through committees, including the Audit Committee and the Human Resources and Compensation Committee, as described above, as well as through other committees, including the Enterprise Risk Management (“ERM”) Committee and Senior Risk Management Committee, the Information Technology Steering Committee, and the Credit Committee.

Enterprise Risk Management Committee. During 2010, the Company established the Enterprise Risk Management (“ERM”) Committee of the Board of Directors and the Senior Risk Management Committee (composed of internal management personnel). The ERM Committee is a formal risk management structure designed to anticipate and deal with uncertainties that have the capacity to positively, or negatively, influence the creation of value for the Company on an enterprise level. In establishing this committee, the Board of Directors wished to augment, rather than replace, the Company’s existing risk management practices. In 2014, the full Board assumed the responsibilities of the ERM Committee. In addition to the Board, the Company’s Chief Executive Officer, Chief Risk Officer, Chief Operations Officer, Chief Financial Officer and Chief Marketing Officer are members of the ERM Committee. The Company has also established the Senior Risk Management Committee. This committee is a management-level committee intended to augment the Company’s existing risk management practices and support the Board of Directors’ ERM Committee in its role. The Senior Risk Management Committee’s role is to develop tools and methodologies across all business units and subsidiaries to identify, assess, and evaluate risk stemming from strategy, operations, credit, market and interest rates, and reputation.

Information Technology Steering Committee. Given the important role of information technology in the Company’s operations and customer service, the Company has established an Information Technology Steering Committee to protect the Company’s information assets wherever they reside. As such, the committee reviews, monitors, aligns and prioritizes all significant strategic information technology initiatives and security risks. Minutes of this committee are reported to the Uwharrie Capital Corp Audit Committee and subsequently reported by the Audit Committee to the Uwharrie Capital Corp Board of Directors. Information security is the process by which an organization protects and secures its systems, media, and facilities that process and maintain information vital to its operations. Protection of information assets is necessary to establish and maintain trust between a financial institution and its customers, maintain compliance with the law, and protect the reputation of the institution. Timely and reliable information is necessary to process transactions and support financial institution and customer decisions. The security of the Company’s systems and information is essential to its safety and soundness and to the privacy of customer financial information. These security programs must have strong board and senior management level support, integration of security activities and controls throughout the organization’s business processes, and clear accountability for carrying out security responsibilities.

A financial institution establishes and maintains truly effective information security when it continuously integrates processes, people, and technology to mitigate risk in accordance with risk assessment and acceptable risk tolerance levels. The Company protects its information by instituting a security process that identifies risks, forms a strategy to manage the risks, implements the strategy, tests the implementation, and monitors the environment to control the risks. Risk management practices should promote effective, safe, and sound IT operations that ensure the continuity of operations and the reliability and availability of data.

Credit Committee. The Credit Committee of Uwharrie Bank is charged with making decisions on loan requests that exceed loan officer lending authority levels. The process includes participation in active discussion regarding the loans under consideration, including loan structure and risk tolerance. Loans that exceed the Credit Committee’s authority, along with insider loans, are recommended for approval to the Board of Directors of Uwharrie Bank for further action. The Credit Committee is also responsible for reviewing certain reports presented by Credit Administration to include asset quality reports to manage loan delinquency, non-performing assets, charge-offs and classified loans. In addition, the Credit Committee reviews exceptions for policy, documentation and loan-to-value, along with loan concentration reports and allowance for loan and lease losses methodology and quarterly calculations. The Credit Committee reports a summary of its activities to the Bank’s Board of Directors monthly and provides detail quarterly.

The Credit Committee generally reviews and approves loan requests for relationships that exceed $750,000 in exposure for structure and repayment terms, underwriting, collateral, and risk grading. The Credit Committee also reviews annual loan reviews prepared by the credit administration department for loan relationships with total exposure of $2 million and greater. The Credit Committee reviews loans and relationships that are potential problems, loans that are in or proceeding into foreclosure/collection status and other special circumstances as presented by loan officers of Uwharrie Bank. In addition, there is a sub-Committee, the SBA Committee, which meets as needed, to review all government guaranteed loan requests.

Director Compensation

From January 1, 2023 to December 31, 2023, the Company paid each director a fee of $725 for each Board of Directors meeting attended and $100 for attendance at each meeting of a committee. The Company paid members of the Audit Committee $500 per meeting for Audit Committee meetings attended due to the additional time required. In the event an Audit Committee meeting runs over three hours, the Company pays each committee member an additional $100 per hour. An annual retainer of $4,000 was paid to directors on a semi-annual basis with $3,000 in the form of Company common stock and $1,000 in the form of cash. An annual retainer fee of $7,500 was paid to the Board of Directors’ Chair and Vice Chair and the Audit Committee Chair, paid in monthly amounts of $625.

The following table presents a summary of all compensation earned by the Company’s directors for their service as such during the year ended December 31, 2023.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	All Other Compensation	Total
Merlin Amirtharaj	$10,200	$2,987	$—	$—	$13,187
Aaron D. Bates	9,225	2,987	—	—	12,212
Dean M. Bowers	9,225	2,987	—	—	12,212
Joe S. Brooks(2)	3,900	—	—	—	3,900
James O. Campbell(3)	20,200	2,987	—	—	23,187
Vanessa O. Chambers	10,200	2,987	—	—	13,187
Tara G. Eudy	10,200	2,987	—	—	13,187
Deidre B. Foster	9,950	2,987	—	—	12,937
Allen K. Furr	12,200	2,987	—	—	15,187
Cynthia B. Hanson	9,475	2,987	—	—	12,462
Matthew R. Hudson	9,475	2,987	—	—	12,462
Mary N. Klauder	8,300	2,987	—	—	11,287
W. Chester Lowder(2)	3,400	—	—	—	3,400
Matthew D. McAulay	6,800	2,987	—	—	9,787
Wesley A. Morgan	10,200	2,987	—	—	13,187
Chris M. Poplin	12,700	2,987	—	—	15,687
Frank A. Rankin, III	12,700	2,987	—	—	15,687
Randy T. Russell(2)	2,175	—	—	—	2,175
Vernon A. Russell(4)	20,200	2,987	—	—	23,187
Stephen C. Seltzer, MD(5)	9,950	2,987	—	—	12,937
Matthew A. Shaver, MD(2)	2,900	—	—	—	2,900
S. Todd Swaringen(6)	20,200	2,987	—	—	23,187

(1)
Directors received a $3,000 annual retainer in the form of shares of the Company’s common stock to be paid semi-annually, with each director receiving a grant of 189 shares in June of 2023 and 181 shares in December of 2023. Amounts reflect the aggregate fair value of stock-based compensation awarded during the year computed in accordance with the provisions of FASB ASC Topic 718.
(2)
Term on the Board of Directors ended on May 16, 2023.
(3)
Received an annual retainer fee of $7,500, paid in the monthly amount of $625, in connection with service as Chair of the Company’s Audit Committee from January 2023 through December 2023.
(4)
Received an annual retainer fee of $7,500, paid in the monthly amount of $625, in connection with service as Chair of the Company’s Board of Directors from January 2023 through December 2023.
(5)
Stephen C. Seltzer, MD, resigned from the Board of Directors effective January 12, 2024.
(6)
Received an annual retainer fee of $7,500, paid in the monthly amount of $625, in connection with service as Vice Chair of the Company’s Board of Directors from January 2023 through December 2023.

Executive Officers

The following table contains information about the executive officers of the Company.

	Position with the Company	Employed
Name and Age	and Business Experience for the Past Five Years	Since

Heather H. Almond	Chief Financial Officer, Uwharrie Capital Corp and Uwharrie Bank;	2010
(35)	previously, Chief Accounting Officer, Uwharrie Capital Corp and Uwharrie
	Bank; Senior Vice President, Controller/Treasurer, Uwharrie Bank; Vice
	President, Controller/Treasurer, Uwharrie Bank

Jason R. Andrew	Chief Operations Officer, Uwharrie Capital Corp and Uwharrie Bank;	2003
(37)	previously, Chief Information Officer, Uwharrie Capital Corp and Uwharrie
	Bank; Senior Vice President, Enterprise Applications/eCommerce Manager,
	Uwharrie Capital Corp and Uwharrie Bank

R. David Beaver, III	Chief Risk Officer, Uwharrie Capital Corp and Uwharrie Bank; President,	2005
(41)	Uwharrie Bank; previously, Chief Financial Officer, Uwharrie Capital Corp
	and Uwharrie Bank

Roger L. Dick	President and Chief Executive Officer, Uwharrie Capital Corp; Chief	1983
(72)	Executive Officer, Uwharrie Bank

Cheryl P. Rinehardt	Chief Credit Officer, Uwharrie Bank	2008
(59)

Brooke L. Senter	Chief People Officer and Assistant Corporate Secretary, Uwharrie Capital	2002
(43)	Corp and Uwharrie Bank; previously, Senior Vice President, Senior
	Administrative Officer and Assistant Corporate Secretary, Uwharrie Capital
	Corp and Uwharrie Bank; Vice President, Executive Administrator and
	Assistant Corporate Secretary, Uwharrie Capital Corp and Uwharrie Bank;
	Director of Human Resources and Corporate Secretary, Gray Stone Day
	School; Vice President, Relationship Manager and Registered Investment
	Advisor, Uwharrie Investment Advisors, Inc.

Tamara M. Singletary	Executive Vice President - Investor Relations and Corporate Secretary,	1983
(64)	Uwharrie Capital Corp and Uwharrie Bank

Christy D. Stoner	President and Chief Executive Officer, Uwharrie Investment Advisors, Inc.;	1991
(59)	Chief Marketing Officer, Uwharrie Capital Corp and Uwharrie Bank

Jeffrey L. Trout	President, Uwharrie Bank Mortgage; previously, Senior Loan Officer and	2020
(53)	Team Lead, American Security Mortgage

Executive Compensation

The following Summary Compensation Table shows all cash and non-cash compensation paid to, received by or deferred by Roger L. Dick, R. David Beaver, III, and Jeffrey L. Trout (the “Named Executive Officers”) for services rendered in all capacities during the fiscal years ended December 31, 2023 and 2022. Compensation paid to the Named Executive Officers consisted of cash salary, bonus, equity compensation in the form of stock awards, 401(k) matching contributions, insurance premiums paid on behalf of each of the Named Executive Officers, commission-based compensation and certain perquisites. The following table summarizes the dollar amounts of each element of compensation and, for stock awards, the aggregate grant date fair value computed in accordance with Accounting Standards Codification 718 issued by the Financial Accounting Standards Board.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Nonqualified Deferred Compensation Earnings	All Other Compensation(4)	Total

Roger L. Dick,	2023	$363,323	$132,000	$—	$7,234	$125,000	$39,171	$666,728
President and Chief	2022	331,655	116,000	—	8,292	125,000	35,392	616,339
Executive Officer of
the Company;
Chief Executive
Officer of the Bank

R. David Beaver, III,	2023	280,000	88,000	19,997	6,000	35,000	39,362	468,359
Chief Risk Officer	2022	260,000	78,000	14,994	6,875	35,000	27,966	422,835
of the Company
and the Bank;
President of the Bank

Jeffery L. Trout,	2023	100,000	23,645	9,995	2,200	—	388,208	524,048
President of Uwharrie	2022	100,000	65,641	9,999	2,750	—	549,351	727,741
Bank Mortgage

(1)
Includes amounts deferred at the officers’ election pursuant to the Company’s 401(k) Plan.
(2)
Represents the value of a grant of shares of the Company’s common stock under the Company’s 2015 Stock Grant Plan. For more information, see Note 15 to the Company’s audited consolidated financial statements at December 31, 2023.
(3)
Represents a cash incentive payment equal to 2% of annual base salary in 2023 and 2.5% of annual base salary in 2022.
(4)
Includes 401(k) matching contributions, use of a company-owned vehicle and country club dues for Messrs. Dick and Beaver, the dollar value of certain insurance premiums paid on behalf of the named executive officers for health, dental, vision, group term life and disability insurance and, for Mr. Dick, split dollar Bank Owned Life Insurance (BOLI). For Mr. Trout, this amount also includes $360,353 and $526,705 in commissions earned in connection with mortgage originations in 2023 and 2022, respectively.

Pay Versus Performance Information

The following Pay Versus Performance Table shows historical compensation information for the Principal Executive Officer (“PEO”) and non-PEO Named Executive Officers (“NEOs”) compared to certain performance measures. No adjustments to total summary compensation were necessary to arrive at compensation actually paid for the years presented below.

PAY VERSUS PERFORMANCE

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Income (in thousands)

2023	$666,728	$666,728	$496,204	$496,204	$147.17	$8,596
2022	616,339	616,339	575,288	575,288	140.77	8,249
2021	609,233	609,233	1,131,295	1,131,295	164.53	10,083

(1)
During 2023, 2022 and 2021, the PEO was Roger L. Dick, the Company’s Chief Executive Officer.
(2)
During 2023 and 2022, the non-PEO NEOs consisted of R. David Beaver, III and Jeffery L. Trout. During 2021, the non-PEO NEOs consisted of R. David Beaver, III, Brendan P. Duffey and Jeffery L. Trout. Mr. Duffey retired from the Company and the Bank effective January 2, 2020 and is included due to a 2021 lump-sum benefit payment following his retirement.

Relationship Between Compensation Actually Paid and Performance Measures

Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Other NEOs and the Company’s Cumulative Total Shareholder Return (TSR). From 2022 to 2023, the compensation actually paid to our PEO increased by 8.2% and the average of the compensation actually paid to the non-PEO NEOs decreased by 13.7%, as compared to a 4.5% increase in our TSR over the same time period. The decrease in the average of the compensation actually paid to the non-PEO NEOs is attributable to the reduction in commissions earned by Mr. Trout in connection with mortgage originations from 2022 to 2023.

Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Other NEOs and the Company’s Net Income. From 2022 to 2023, the compensation actually paid to our PEO increased by 8.2% and the average of the compensation actually paid to the non-PEO NEOs decreased by 13.7%, as compared to a 4.2% increase in our net income over the same time period.

Outstanding Equity Awards at Fiscal Year-End

No incentive stock options or purchase options were granted to the Named Executive Officers during 2023 or 2022. As of December 31, 2023, there were no vested or unvested incentive stock options to purchase shares of the Company’s common stock held by any of the Named Executive Officers.

Mr. Beaver received a grant of 2,597 shares of common stock in 2023 and 1,615 shares of common stock in 2022 under the Company’s 2015 Stock Grant Plan. All of these shares were vested as of December 31, 2023 and 2022, respectively. Mr. Trout received a grant of 1,298 shares of common stock in 2023 and 1,077 shares of common stock in 2022 under the Company’s 2015 Stock Grant Plan. All of these shares were vested as of December 31, 2023 and 2022, respectively.

2015 Stock Grant Plan

In 2015, the Board of Directors approved the Uwharrie Capital Corp 2015 Stock Grant Plan. The plan allows the Company or its subsidiaries to make grants of the Company’s common stock to employees, directors or independent contractors of the Company or its subsidiaries as an alternate form of compensation or as a performance bonus. The purpose of the plan is to advance the interests of the Company and its shareholders by enabling participants to acquire a proprietary interest in the Company by ownership of its common stock and to keep personnel of experience and ability in the employ of the Company or its subsidiaries and to compensate them for their contributions to the Company or its subsidiaries and thereby induce them to continue to make such contributions in the future.

The Company’s Chief Executive Officer has discretion as to whom to award stock grants as well as the amount and frequency of the grants. The Chief Executive Officer’s decisions are subject to the approval of the Board of Directors. The Board of Directors has full and final authority to construe and interpret the plan and to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the plan.

The shares of common stock used for grants under the plan are outstanding shares purchased by a revocable trust formed by the Company. The trust retains legal ownership of all shares purchased for the benefit of participants until such time as the transfer of shares to the participant is completed; however, the participant is 100% vested in the shares purchased on his or her behalf as soon as the trust’s purchase of shares has been completed. Participants receive stock grants in the form of shares of common stock in a single or proportional award, as soon as administratively feasible following each purchase of shares for such participant, but no later than the last business day of December in the year of grant. Shares that are transferred to a participant result in taxable income for the participant. The amount of taxable income is based on the price of the shares when they are purchased for the participant. These amounts are subject to required income tax and employment tax withholdings.

In the event that the Board of Directors determines, in its sole discretion, that any stock dividend, stock split, reverse stock split, reclassification, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering, or other similar transaction affects the common stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be granted or made available under the plan to the participants, the Board of Directors has the right to proportionately and appropriately adjust stock grants.

The Board of Directors may alter, suspend, or terminate the plan at any time. No stock grants may be granted during any suspension or after the termination of the plan. No amendment, suspension, or termination of the plan will, without a participant’s consent, alter or impair any of the rights or obligations under any outstanding stock grant unless such alteration is required in order to comply with applicable law.

All costs and expenses incurred in the operation and administration of this plan are borne by the Company.

Supplemental Executive Retirement Plan

The Company has implemented a non-qualified deferred compensation plan for certain executive officers. Certain of the plan benefits will accrue and vest during the period of employment, and can be paid in one lump sum payment or will be paid in fixed monthly benefit payments for up to ten years commencing with the officer’s retirement or separation from service under certain circumstances.

Effective December 31, 2008, this plan was amended and restated to comply with Section 409A of the Internal Revenue Code. The participants’ account liability balances were transferred into a trust fund, where investments can be participant-directed. The plan is structured as a defined contribution plan and the Company’s expected annual funding contribution for the participant has been calculated through the participant’s expected retirement date. Under the terms of the agreement, the Company has reserved the absolute right, at its sole discretion, to either fund or refrain from funding the plan.

PENSION BENEFITS

		Accumulated	Payments During
Name	Plan Name	Benefit	Last Fiscal Year
R. David Beaver, III	Supplemental Executive Retirement Plan	$286,480	$—
Roger L. Dick	Supplemental Executive Retirement Plan	$3,246,748	$—

Split-Dollar Life Insurance Agreements

The Company has purchased life insurance policies on certain of its executive officers. The Company has entered into an Endorsement Method Split-Dollar Plan Agreement (the “Split-Dollar Agreement”) with Roger L. Dick. Under the terms of the Split-Dollar Agreement, the proceeds from the policies are divided between the Company and the executive’s designated beneficiary, with Mr. Dick’s designated beneficiary receiving up to 34% of the policies’ death benefit. As of December 31, 2023, the survivor’s benefit for the named beneficiary of Mr. Dick under the life insurance policies was $1,892,794.

Transactions with Related Persons

General. Uwharrie Bank and its subsidiary, The Strategic Alliance Corporation have had, and expect to have in the future, transactions in the ordinary course of business with certain of the directors and executive officers and their associates of the Company and its direct and indirect subsidiaries. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time for comparable transactions with other persons not affiliated with Uwharrie Bank and do not involve more than the normal risk of collectability or present other unfavorable features.

Loans by Uwharrie Bank. Loans made by Uwharrie Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating and dollar limitations on amounts of certain loans. In addition, Regulation O prohibits any favorable treatment being extended to any director or executive officer in any of the bank’s lending matters. To the best knowledge of the management of the Company and its bank subsidiaries, Regulation O has been complied with in its entirety.

Employment of Immediate Family Members. Three immediate family members of director Tara G. Eudy are employed by subsidiaries of the Company. Ms. Eudy’s daughter, Kari E. Prickett, is employed as a mortgage loan processing manager, Vice President, with Uwharrie Bank. Mrs. Prickett received total cash compensation of $121,902 in 2023 and $119,385 in 2022. Ms. Eudy’s son, Kyle V. Eudy, is employed as a senior financial advisor, Executive Vice President, with Uwharrie Investment Advisors, Inc. and Anson County Market Executive with Uwharrie Bank. Mr. Eudy received total cash compensation of $308,061 in 2023 and $268,650 in 2022. Ms. Eudy’s son-in-law, Michael F. Prickett, is employed as a mortgage loan originator, Vice President, with Uwharrie Bank. Mr. Prickett received total cash compensation of $319,545 in 2023 and $496,517 in 2022. Mr. Eudy and Mr. and Mrs. Prickett also received benefits under certain employee benefit plans that are generally available to all similarly situated employees. Ms. Eudy does not have an interest in Mr. Eudy’s or Mr. and Mrs. Prickett’s compensation.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On June 1, 2022, the Company was notified that Dixon Hughes Goodman LLP (“DHG”), which was then serving as the Company’s independent registered public accounting firm, had merged with BKD, LLP (“BKD”). The combined practice now operates under the name Forvis, LLP (“Forvis”).

DHG’s reports on the Company’s financial statements for the fiscal years ended December 31, 2020 and December 31, 2021, and for each of the years in the three-year period ending December 31, 2021, do not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

Prior to the merger of DHG and BKD, the Audit Committee of the Company’s Board of Directors had appointed DHG as the Company’s independent registered public accounting firm. This appointment continued with respect to Forvis as the successor by merger to DHG.

During the fiscal years ended December 31, 2020 and December 31, 2021, and during the period from December 31, 2021 until the subsequent period through June 2, 2022, there were no disagreements with DHG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

During the fiscal years ended December 31, 2020 and December 31, 2021, and during the period from December 31, 2021 until June 1, 2022, the date of DHG’s merger with BKD, neither the Company nor anyone on its behalf consulted with BKD prior to its merger with DHG regarding the application of accounting principles to a specified transaction, either contemplated or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matter or reportable event listed in Items 304(a)(2)(i) or (ii) of SEC Regulation S-K.

On June 2, 2022, the Company filed a Current Report on Form 8-K reporting the change in its certifying accountant and provided a copy to Forvis, as successor to DHG, and asked that Forvis furnish the Company with a letter addressed to the SEC stating whether it agreed with the statements made by the Company in response to Item 304(a) of SEC Regulation S-K. The Company included that letter as Exhibit 16.1 to its June 2, 2022 Current Report on Form 8-K.

The Audit Committee of the Board of Directors has appointed the firm of Forvis, LLP, Certified Public Accountants, as the Company’s independent accountants for the year ending December 31, 2024, and a proposal to ratify that appointment will be submitted for shareholder approval at the Annual Meeting. A representative of Forvis is expected to be available during the Annual Meeting and available to respond to appropriate questions, and the representative will have the opportunity to make a statement if he or she desires to do so.

Please see below for additional information regarding Audit Fees paid to Forvis as well as the Report of the Audit Committee.

The Board of Directors recommends that shareholders vote “FOR” ratification of the appointment of FORVIS, LLP as the Company’s independent REGISTERED PUBLIC ACCOUNTING FIRM for 2024.

AUDIT FEES

The Company has incurred or expects to incur fees in connection with its annual audit and quarterly reviews of the Company’s consolidated financial statements as well as corporate tax and compliance services.

All services rendered by Forvis during 2023 and 2022 were subject to pre-approval by the Audit Committee. For more information on the pre-approval policy, see “Report of the Audit Committee” below.

The following table sets forth the fees paid or expected to be paid to Forvis in various categories in 2023 and 2022.

Category	Amount Paid 2023	Amount Paid 2022
Audit Fees:	$369,241	$257,659

Audits of annual consolidated financial statements, reviews
   of interim financial statements, HUD compliance audit,
   and audit of our broker-dealer subsidiary including
   exemption review and SPIC 7 agreed upon procedures

Audit-Related Fees:	—	—
None
Tax Fees:	32,734	27,290
Corporate tax compliance and tax-related advisory services
All Other Fees:
None	—	—
Total Fees Paid or Expected to be Paid	$401,975	$284,949

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the Company’s and its subsidiaries’ internal audit programs. The Audit Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention. The Audit Committee has in place pre-approval policies and procedures that involve an assessment of the performance and independence of the Company’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.

During the course of its oversight of the Company’s audit process in 2023, the Audit Committee reviewed and discussed the audited consolidated financial statements with management. The Audit Committee, prior to approving the consolidated financial statements for inclusion in the Company’s Form 10-K, also discussed with the independent auditors, Forvis, LLP (“Forvis”) (formerly Dixon Hughes Goodman, LLP), all matters required to be discussed as required by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees, and other applicable standards. Furthermore, the Audit Committee received from Forvis, written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Forvis’s communications with the Audit Committee concerning independence, and has discussed with Forvis that firm’s independence.

Based on the review and discussions above, the Audit Committee (i) recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2023, for filing with the Securities and Exchange Commission (SEC) and (ii) recommended that shareholders ratify the appointment of Forvis, LLP as auditors for 2024.

The Audit Committee has considered whether Forvis’s provision of other non-audit services to the Company is compatible with maintaining the independence of Forvis. The Audit Committee has determined that such services are compatible with maintaining the independence of Forvis.

This report is submitted by the Audit Committee:

James O. Campbell - Chair

Allen K. Furr

Mary N. Klauder

Chris M. Poplin

Frank A. Rankin, III

Vernon A. Russell

S. Todd Swaringen (designated “financial expert”)

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters properly be presented for action at the Annual Meeting, the Proxies, or their substitutes, will be authorized to vote shares represented by appointments of proxy according to their best judgment.

PROPOSALS OF SHAREHOLDERS

Pursuant to Rule 14a-8 under the Exchange Act, any proposal of a shareholder which is intended to be presented at the Company’s 2025 Annual Meeting must be received by the Company at its main office in Albemarle, North Carolina, no later than December 13, 2024, to be considered timely received for inclusion in the proxy statement and appointment of proxy to be distributed in connection with that meeting and must otherwise comply with Rule 14a-8. If a proposal for the Company’s 2025 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Company by February 26, 2025 for it to be timely received for consideration. The Company will use its discretionary authority for any proposals received thereafter.

SHAREHOLDER COMMUNICATIONS

The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors; however, any shareholder may submit written communications to the Chairman of the Board of Directors, Uwharrie Capital Corp, P.O. Box 338, Albemarle, North Carolina 28002-0338, whereupon such communications will be forwarded to the Board of Directors if addressed to the Board of Directors as a group or to the individual director or directors addressed.

HOUSEHOLDING MATTERS

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies to deliver a single copy of proxy materials to multiple shareholders sharing an address unless a company has received contrary instructions from one or more of the shareholders at that address. This means that only one copy of the proxy materials may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of the proxy materials either now or in the future, please contact our Corporate Secretary at the Company’s offices at 132 North First Street, Albemarle, NC 28001, mailing address P.O. Box 338, Albemarle, NC 28002-0338 or at (704) 982-4415. Upon written or oral request to the Corporate Secretary, the Company will provide a separate copy of the proxy materials. In addition, shareholders at a shared address who receive multiple copies of proxy materials may request to receive a single copy of proxy materials in the future in the same manner as described above.

ADDITIONAL INFORMATION

A COPY OF THE COMPANY’S 2023 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO TAMARA M. Singletary, Executive Vice President – Investor Relations and Corporate Secretary, P.O. BOX 338, ALBEMARLE, NORTH CAROLINA 28002-0338.

Exhibit A

Uwharrie Capital Corp

Human Resources and Compensation Committee Charter

Purpose

The Human Resources and Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Uwharrie Capital Corp (the “Company”) to discharge the Board’s responsibilities relating to human resources and compensation of the Company’s directors and executive officers. The Committee has overall responsibility for establishing corporate goals and objectives relevant to determining director and executive officer compensation and for evaluating and approving or recommending for approval to the Board the director and officer compensation plans, policies and programs of the Company. In discharging its responsibilities, the Committee shall, on an annual basis: (i) review and report on the performance of the President and Chief Executive Officer (the “CEO”); (ii) review and recommend all elements and amounts of CEO compensation; (iii) review and recommend Board and committee compensation; (iv) approve compensation of other executive officers; and (v) review and recommend any management incentive compensation plans.

Committee Membership

The Committee shall consist of the entire Board of Directors, unless it is deemed necessary that a smaller group is needed. Each member of the Committee shall: (i) be “independent” as defined by applicable rules and regulations promulgated under the Securities Exchange Act of 1934; (ii) a “Non-Employee Director” as that term is defined under Rule 16b-3 promulgated by the Securities and Exchange Commission (the “SEC”) and any other applicable SEC regulation; (iii) an “Outside Director” as that term is defined for the purposes of Internal Revenue Code Section 162(m); and (iv) shall meet all other applicable legal requirements. The Committee will also consider the absence or presence of material relationships with the Company which might impact independence. Members shall be appointed by the Chairman of the Board, subject to Board approval and shall serve for such term or terms as the Board may determine or until earlier resignation or death. Committee members may be removed by the affirmative vote of a majority of the members of the Board at any time with or without cause. A majority of the members of the Committee shall constitute a quorum.

Operations

The Committee shall meet at least once a year. Additional meetings may occur as the Committee deems advisable. The Committee will cause to be kept adequate minutes of all its proceedings, and will report its actions to the next meeting of the Board. Board members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

Authority

The Committee shall have the resources and authority necessary to discharge its duties and responsibilities, including the authority to retain, as it deems appropriate and reasonably necessary, outside counsel or other experts or consultants at the Company’s sole expense. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

The Committee, and each member of the Committee in his or her capacity as such, shall be entitled to rely, in good faith, on information, opinions, reports or statements, or other information prepared or presented to them by (i) officers and other employees of the Company or its subsidiaries, whom such member believes to be reliable and competent in the matters presented, and (ii) counsel, public accountants or other persons as to matters which the member believes to be within the professional competence of such person.

Compensation Consultant Conflicts

The Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Securities and Exchange Commission Regulation S-K.

Delegation of Authority

The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.

Committee Responsibilities

The Committee shall set corporate goals and objectives relevant to director and executive officer compensation. In setting these goals and objectives, the Committee should consider, at a minimum, the Company’s performance and relative shareholder return. The Committee shall annually review and evaluate the corporate goals and objectives and amend such goals in its discretion.

The Committee shall have the responsibility to review the performance of the CEO on an annual basis in light of the corporate goals and objectives. The Committee shall report its findings concerning the performance of the CEO to the Board, and shall make recommendations to the Board based on its findings.

The Committee shall have the responsibility to review all forms of compensation received by the CEO and the amounts thereof. The Committee shall also have the responsibility of recommending to the Board for approval any changes in form or amount of compensation received by the CEO.

The Committee shall have the responsibility of reviewing, and recommending for approval changes, if any, to, the compensation paid to Board members for their service on the Board and any committees thereof.

The Committee shall have the responsibility of approving the form and amount of compensation received by executive officers other than the CEO. The Committee may solicit and accept, reject or modify the recommendation of the CEO with respect to the compensation of other executive officers.

The Committee shall have the responsibility of reviewing any management incentive compensation plan, in effect or contemplated. The Committee shall also have the responsibility of recommending for approval the adoption of or any changes to any management incentive compensation plan. The Committee shall also be responsible for administering any incentive stock option plan or other equity-based plans adopted by the Company and approved by its shareholders. In reviewing incentive arrangements, the Committee shall consider any risk posed by such arrangements, and whether the incentive plans encourage participants to focus on proper goals and objectives.

In determining appropriate levels of compensation, whether for officers, directors, or other employees, the Committee should evaluate whether applicable compensation, benefit, and/or incentive plans (i) promote acceptable levels of risk, (ii) encourage appropriate levels of long-term value creation, and (iii) avoid the promotion of unnecessary and excessive risk taking.

The Committee shall make other reports to the Board when the Committee deems it appropriate or upon request of the Board. The Committee shall periodically review and update this Charter, as necessary, to ensure appropriate corporate governance.

Exhibit B

Uwharrie Capital Corp

Nominating Committee Charter

Purpose

The Nominating Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Uwharrie Capital Corp (the “Company”): (i) to assist the Board, on an annual basis, by identifying individuals qualified to become Board members and to recommend to the Board the director nominees for the next meeting of shareholders at which directors are to be elected; (ii) to assist the Board in the event of any vacancy on the Board by identifying individuals qualified to become Board members and to recommend to the Board qualified individuals to fill any such vacancy; and (iii) to recommend to the Board, on an annual basis, director nominees for each Board committee.

Committee Membership

The Committee shall consist of no fewer than three members, each of whom shall be a director of the Company. Each member of the Committee shall: (i) be “independent” as defined by applicable NASDAQ listing standards and (ii) shall meet all other applicable legal requirements. The Committee will also consider the absence or presence of material relationships with the Company which might impact independence. Members shall be appointed by the Chairman of the Board, subject to Board approval and shall serve for such term or terms as the Board may determine or until earlier resignation or death. Committee members may be removed by the affirmative vote of a majority of the members of the Board at any time with or without cause. A majority of the members of the Committee shall constitute a quorum.

Operations

The Board shall designate a member of the Committee as the chairperson. The Committee shall meet at least once a year. Additional meetings may occur as the Committee deems advisable. The Committee will cause to be kept adequate minutes of all its proceedings, and will report its actions to the next meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

Authority

The Committee will have the resources and authority necessary to discharge its duties and responsibilities, including the authority to retain outside counsel or other experts or consultants, as it deems appropriate. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company, and the Committee will take all necessary steps to preserve the privileged nature of those communications.

B-1

The Committee shall have the authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm’s fees and other retention terms, at the Company’s expense.

The Committee, and each member of the Committee in his or her capacity as such, shall be entitled to rely, in good faith, on information, opinions, reports or statements, or other information prepared or presented to them by (i) officers and other associates of the Company or its subsidiaries, whom such member believes to be reliable and competent in the matters presented, and by (ii) counsel, public accountants or other persons as to matters which the member believes to be within the professional competence of such person.

Delegation of Authority

The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.

Committee Responsibilities

The Committee shall have the responsibility to develop and recommend criteria for the selection of new directors to the Board, which criteria shall include, but not be limited to, the criteria set forth in Article IV of the Company’s bylaws. The Committee shall have the power to apply the standards imposed by all applicable laws and the underlying purpose and intent thereof in connection with such identification process.

When vacancies occur on the Board or otherwise at the direction of the Board, the Committee shall actively seek individuals whom the Committee determines meet such criteria and standards for recommendation to the Board as nominee(s).

The Committee shall recommend to the Board, on an annual basis, nominees for election as directors for the next annual meeting of shareholders.

The Committee shall make other reports to the Board when the Committee deems it appropriate or upon request of the Board.

B-2

Exhibit C

Uwharrie Capital Corp and Subsidiaries

Audit Committee Charter

Organization and Membership

There shall be a committee of the Board of Directors (the “Board”) of Uwharrie Capital Corp (the “Company”) to be known as the Audit Committee. The Audit Committee shall be composed of at least three outside directors, all of which are independent of the management of the Company in accordance with the requirements of Rule 10A-3 of the Securities and Exchange Act of 1934 and 12 CFR Part 363. In addition, the Company shall strive to have all its Audit Committee members meet the requirements for independence set forth in the NASDAQ listing rules. Members of the Audit Committee shall be financially literate as determined by the Board or become financially literate within a reasonable period of time after appointment to the Audit Committee and at least one member shall have accounting, related financial management expertise, or other comparable experience or background that result in the individual’s financial sophistication.

Members shall be appointed by the Chairman of the Board, subject to Board approval and shall serve for such term or terms as the Board may determine or until earlier resignation or death. Committee members may be removed by the affirmative vote of a majority of the members of the Board at any time with or without cause. A majority of the members of the Committee shall constitute a quorum.

Statement of Policy

The Audit Committee shall provide assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports and other operating controls of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, the financial management and other employees of the Company.

Responsibilities

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices and other operating controls of the Company are of high quality and are in accordance with all requirements.

In carrying out these responsibilities, the Audit Committee will:

•
Select, evaluate, and where appropriate, replace the independent auditors to audit the financial statements of the Company and its subsidiaries. In doing so, obtain the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and discuss with the auditors the auditors’ independence. The independent auditors are to be accountable to the Board of Directors and the Audit Committee, as representatives of the shareholders.

• Select, retain, compensate, oversee and terminate, if necessary, any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company.

• Approve all audit engagement fees and terms; and pre-approve all audit and permitted non-audit and tax services that may be provided by the Company’s independent auditors or other registered public accounting firms, and establish policies and procedures for the Committee’s pre-approval of permitted services by the Company’s independent auditors or other registered public accounting firms on an ongoing basis.

• Review the scope of the audit and the audit procedures utilized.

• Review with the independent auditors, the internal auditor and the Company’s financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of the Company. Emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

• Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

• Be available to the independent auditors during the year for consultation purposes.

• Discuss with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standards No. 1301, Communications with Audit Committees, including, without limitation, the auditors’ evaluation of the quality of the Company’s financial reporting, information relating to significant unusual transactions and the business rationale for such transactions and the auditors’ evaluation of the Company’s ability to continue as a going concern.

• Review and discuss with the Company’s independent auditors (1) all critical accounting policies and practices to be used in the audit; (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative treatments and the treatment preferred by the auditors; and (3) other material written communications between the auditors and management.

• Review with management and the independent auditors the Company’s financial disclosure documents, including all annual and quarterly financial statements and reports filed with the Securities and Exchange Commission or sent to shareholders. Following the satisfactory completion of each year‑end review, recommend to the Board the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission. The year-end review shall include any significant problems and material disputes between management and the independent auditors and a discussion with the independent auditors out of management’s presence of the quality of the Company’s accounting principles as applied in its financial reporting, the clarity of the Company’s financial disclosures and degree of aggressiveness or conservatism of the Company’s accounting principles and underlying estimates, and a frank and open discussion of other significant decisions made by management in, preparing the financial disclosures. With respect to the independent auditors’ reviews of Quarterly Reports on Form 10-Q, communication from the independent auditors may be received on behalf of the Audit Committee by the Committee Chair, who will report thereon to the full Audit Committee at its next meeting.

• Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

• Receive reports or summaries of findings from completed internal audits, together with management responses, and monitor progress of the proposed internal audit plan, with explanations for any deviations from the original plan.

• Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of reviews conducted.

• Establish and oversee procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

• Prepare the reports required by the laws, rules, and regulations of the applicable regulatory authorities to be included in the Company’s proxy statement for its annual meeting of shareholders.

• Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

• Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel and such other advisors for this purpose if, in its judgment, that is appropriate. The Committee shall set the compensation, and oversee the work, of any outside counsel and other advisors.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

Delegation of Authority

The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.

VOTE BY INTERNET – Before the Meeting Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting You may attend the meeting via internet and vote during the meeting. Please contact the Company’s Investor Relations office at 704-982+4415 or toll-free 1-800-438-6864 or investorrelations@uwharrie.com for more instruction and information and instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. UWHARRIE CAPITAL CORP C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 D48657-P51436 UWHARRIE CAPITAL CORP The Board of Directors recommends you vote FOR the following nominees: 1. ELECTION OF DIRECTORS Election of six (6) Directors for three-year terms as indicated below or until their successors are duly elected and qualified. The Board of Directors recommends you vote FOR Proposal 2: For Against Abstain Withhold For Nominees: 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021 1a. Dean M. Bowers 1b. James O. Campbell 1c. Tara G. Eudy 1d. Dedre b. Foster 1e. Allen K. Furr 1f. S. Todd Swaringen ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ NOTE: By signing this appointment of proxy, you are authorizing the proxies to vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Letter to Shareholders, Notice of Annual Meeting and Proxy Statement/Annual Report Booklet, and Telephone/ Internet Insert are available at www.proxyvote.com. D48658-P51436 UWHARRIE CAPITAL CORP making a difference® REVOCABLE PROXY UWHARRIE CAPITAL CORP Annual Meeting of Shareholders May 11, 2021 10:00 AM This proxy is solicited by the Board of Directors. The undersigned hereby appoints Roger L. Dick, R. David Beaver, III and Christy D. Stoner (the “Proxies”), and any substitute appointed by them, as the undersigned’s attorneys and proxies, and authorizes any one or more of them to represent and to vote, as designated on the reverse side of this appointment of proxy, all of the shares of common stock of UWHARRIE CAPITAL CORP (the "Company") held of record by the undersigned on March 11, 2021, at the Annual Meeting of Shareholders of the Company to be held at 10:00 AM, EDT on May 11, 2021, Virtually and at the Uwharrie Boardroom at Uwharrie Capital Corp, 132 North First Street, Albemarle, NC 28001, and any adjournment of the Annual Meeting. The undersigned directs that the shares represented by this appointment of proxy be voted as indicated on the reverse side of this appointment of proxy. In the absence of any instruction, the shares represented by this appointment of proxy may be voted “FOR” the election of each nominee named in Proposal 1, “FOR” Proposals 2 If, before the Annual Meeting, any nominee listed in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. On any other matter properly presented for action by shareholders at the Annual Meeting and on matters incident to the conduct of the meeting, including motions to adjourn, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with the Company's corporate secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and voting in person. Continued and to be signed on reverse side